As filed with the Securities and Exchange Commission on March 19, 2021.

Registration No. 333-230465

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

2901 Butterfield Road

Oak Brook, Illinois

(800) 826-8228

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Inland InPoint Advisor, LLC

Robert H. Baum

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-4900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Marc Tolchin Wendy Ruberti SPCRE InPoint Advisors, LLC 375 Park Avenue, 33rd Floor New York, New York 10152 Telephone: (212) 895-2280	Rosemarie A. Thurston Jason W. Goode Alston & Bird LLP 1201 W Peachtree St NW Atlanta, Georgia 30309 Telephone: (404) 881-4417

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-230465

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-230465) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement.

PART II

Information Not Required in the Prospectus

Item 36. Financial Statements and Exhibits.

2.	Exhibits.

The following exhibit is filed as part of this registration statement:

Exhibit Number	Description

23.1	Consent of KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Oak Brook, State of Illinois on March 19, 2021.

InPoint Commercial Real Estate Income, Inc.

BY:	/s/ Mitchell A. Sabshon
Mitchell A. Sabshon
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities on March 19, 2021.

Signature	Title
/s/ Mitchell A. Sabshon	Chairman of the Board and Chief Executive Officer (principal
Mitchell A. Sabshon	executive officer)

* Donald MacKinnon	President and Director

/s/ Catherine L. Lynch Catherine L. Lynch	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

* Norman A. Feinstein	Director

* Cynthia Foster	Director

* Robert N. Jenkins	Director

* By:	/s/ Mitchell A. Sabshon
Mitchell A. Sabshon
Attorney-in-fact